Annual Meeting Results
An annual meeting of the funds shareholders was held
 on September 19, 2005. Each matter voted upon at that meeting, as well as the number of votes cast for, against or withheld, the number of abstentions, and the number of broker non-votes with respect to such matters, are set forth below:

(1) The funds preferred shareholders elected the following directors:

			Shares		Shares Withholding
			Voted For	Authority to Vote
Roger A. Gibson.........520		0
Leonard W. Kedrowski....520		0

(2) The fund's common and preferred shareholders, voting as a single class, elected the following directors:

			Shares		Shares Withholding
			Voted For	Authority to Vote
Benjamin R. Field III..	1,408,831		13,280
Victoria J. Herget.....	1,409,731		12,380
Richard K. Riederer....	1,409,318		12,793
Joseph D. Strauss......	1,406,390		15,721
Virginia L. Stringer... 1,409,318		12,793
James M. Wade..........	1,409,731		12,380

(3) The funds common and preferred shareholders, voting as a single class, ratified the selection by the funds board of directors of Ernst & Young LLP as the independent registered public accounting firm for the fund for the fiscal period ending August 31,2005.
The following votes were cast regarding this matter:

Shares		Shares				Broker
Voted For   Voted Against	Abstentions	Non-Votes
1,393,465	3,200		25,446		   0